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                                                                  Exhibit 3.1.4

                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

               Under Section 805 of the Business Corporation Law

         We, the undersigned, Darby S. Macfarlane, President, and Leslie Foglesong, Secretary, of Chromatics Color Sciences International, Inc., a corporation organized and existing under the Business Corporation Law in the State of New York, do hereby certify as follows:

         1. The name of the Corporation is Chromatics Color Sciences International, Inc.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on March 30, 1984. The Company's Amended and Restated Certificate of Incorporation was filed by the Department of State on October 29, 1992. The Company's Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on December 16, 1992. The Corporation was formed under the name Chromatics International, Inc.

         3. The purpose of this Amendment to the Certificate of Incorporation is to (i) increase the number of authorized shares of Common Stock of the Company from 10,000,000 shares to 25,000,000 shares and (ii) to extend for one year from December 31, 1996 to December 31, 1997 the expiration date of the period during which the Corporation's outstanding Class A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") can become convertible into Common Stock upon the Corporation's achieving certain stock performance of earnings goals and to likewise extend the date by which the Corporation is to call the Preferred Stock for redemption if such goals are not met.

         4. To accomplish the foregoing, Article FOURTH of the Certificate of Incorporation is hereby amended as follows:

         (a) Paragraph A of Article FOURTH is hereby amended to read in its entirety as follows:

                "FOURTH:   A.   Authorization.   The  Corporation   shall  have
         the authority to issue 25,000,000 shares of common stock (the "Common Stock"), par value $0.001 per share, and 1,400,000 shares of preferred stock (the "Preferred Stock"), par value $0.01 per share, which shares shall be designated as Class A Preferred Stock.

                The relative rights, preferences and limitations of the shares of Common Stock and Class A Preferred Stock shall be as hereinafter provided in this Article FOURTH."

         (b) Paragraph C(4)(a) of Article FOURTH is hereby amended to read in its entirety as follows:

                  "(a) Subject to Section C.(5) of this Article FOURTH, upon the first to occur of (i) the Corporation's combined pre-tax net operating income (before interest expense), as reflected on the Corporation's audited financial statements (but excluding, in each case, any extraordinary items and any revenues or earnings generated by businesses acquired by the Corporation by merger, consolidation, asset or stock acquisition or similar transaction, in each case after the date (the "Commencement Date") of the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation of which this provision is a part) for any two consecutive calendar years during the period commencing on the Commencement Date and ending on December 31, 1997 exceeding $20,000,000 or (ii) the closing bid quotation of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or the last sales price, if the Common Stock is principally traded on a national securities exchange or

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         the NASDAQ National Market System) being at least $46.67 on 30 consecutive trading days at any time during the period commencing on the Commencement Date and ending on December 31, 1997 (each such event referred to in the preceding subclauses (i) and (ii) being hereinafter referred to as an "Event" and each such date being hereinafter referred to as the "Event Date"), each share of Class A Preferred Stock outstanding immediately prior to the Event Date shall be, at the option of the holders thereof upon written notice (the "Election Notice") duly given to the Corporation within 30 days (the "Election Notice Period") of such holders receiving written notice from the Corporation (which notice shall be sent by certified mail, return receipt requested, to the address of such holder as it shall appear on the stock register of the Corporation) of the occurrence of the Event, convertible into .6521739 shares of Common Stock, subject to the provisions for adjustment hereinafter set forth. Until such time as the certificates representing the Class A Preferred Stock to be converted pursuant to any such Election Notice shall have been surrendered and certificates evidencing the Common Stock to be issued shall have been issued in accordance with the provisions of paragraph
         (c) of this subsection (4), the certificates representing the Class A Preferred Stock shall represent the shares of Common Stock issuable upon the conversion of such Class A Preferred Stock and the holders thereof shall be entitled to all the rights and privileges of the holders of the Common Stock. The Corporation shall give prompt written notice to the holders of the Class A Preferred Stock of the occurrence of an Event (which in any event shall be given not later than five days after the occurrence of such Event)."

         (c) The first sentence of Paragraph C(5)(a) of Article Fourth is hereby amended to read as follows:


                  "(a) The Corporation shall (i) not later than 10 days after the expiration of the Election Notice Period without the Corporation having received an Election Notice, if applicable, or (ii) not later than 10 days after a determination (the "Determination") by the Board of Directors of the Corporation that an Event has not occurred within the relevant periods specified in Section C.(4) of this Article FOURTH, if applicable, call for redemption (A) each share of Class A Preferred Stock that is not the subject of an Election Notice, or (B) all shares of Class A Preferred Stock, if the Board of Directors shall have made the Determination, as applicable, at a price per share of $.01 per share, plus any declared but unpaid dividends on such shares of Class A Preferred Stock, provided, however, that the Board of Directors shall make a Determination on or prior to the 120th day after December 31, 1997."

         5. The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly authorized by unanimous consent of the Board of Directors of the Corporation, followed by the vote of the holders of at least a majority of all of the outstanding shares Common Stock of the Corporation entitled to vote thereon.

         IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirm under the penalties of perjury that the statements made herein are true, this 8th day of June, 1995.

                                                    /s/ Darby S. Macfarlane
                                                    -----------------------
                                                    Darby S. Macfarlane,
                                                    President

                                                    /s/ Leslie Foglesong
                                                    -----------------------
                                                    Leslie Foglesong,
                                                    Secretary

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